Exhibit 99.1

CUI Global Reports Unaudited Third Quarter 2015 Financial Results

TUALATIN, Ore., November 9, 2015 -- CUI Global, Inc. (NASDAQ: CUI), today reported their unaudited financial results for the three and nine months ended September 30, 2015.

Third Quarter and Year-to-Date 2015 Financial Performance Summary: (Comparisons to Prior-Year Periods)

•	Quarterly revenue increased 17% to $24.9 million versus $21.4 million. Year-to-date revenue increased 13% to $64.8 million from $57.5 million
•	Quarterly gross profit margin was 38%, compared to 37%, while year-to-date gross profit margin was 37% compared to 40%
•	Quarterly net loss of $(0.1) million or $(0.00) per share versus $(0.3) million or $(0.02) per share. Year-to-date net loss of $(4.6) million or $(0.22) per share versus $(0.9) million loss or $(0.04) per share
•	Quarterly adjusted EBITDA was $1.0 million or $0.05 per share, compared to $1.8 million or $0.09 a share in Q3 2014. Year-to-date adjusted EBITDA was $(1.3) million or $(0.06) per share, compared to $4.0 million or $0.19 per share in 2014
•	Quarterly adjusted net income was $0.5 million or $0.02 per share, compared to $1.4 million or $0.07 per share in Q3 2014. Year-to-date adjusted net income (loss) was $(2.4) million or $(0.12) per share, compared to $3.0 million or $0.14 per share in 2014
•	Cash and cash equivalents were $6.2 million with an additional $0.5 million in short-term investments
•	Power and Electro-Mechanical segment had an unaudited backlog of $23.5 million as of September 30, 2015
•	Gas segment unaudited backlog of $15.3 million as of September 30, 2015

Third Quarter 2015 Highlights:

•	Received long-awaited Request for Quote (“RFQ”) from large Italian pipeline transmission company for as many as 3,000 GasPT units, with initial delivery beginning in 2016;
•	Delivered initial mercury sensor devices incorporating the Company’s proprietary VE Technology to Gorgon LNG Project in Queensland, Australia;
•	Delivered 11 additional VE Probes/Sampling/Spares;
•	Delivered and/or received Purchase Orders for an additional seven GasPTi’s;
•	Successfully awarded four additional bio-methane orders;
•	Received Purchase Orders from large UK natural gas transmission company for ten additional IRIS kiosks;

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•	Received the 2015 M&A Award for “U.S. Manufacturing Acquisition of the Year” from Acquisition International (“AI”), a well-respected European periodical, for acquisition of Tectrol Inc. (now CUI-Canada);
•	Announced the appointment of experienced oil & gas executive, Joseph A. Mills, as an independent director of the company; and,
•	Formally opened new 46,000 square foot Manufacturing/R&D Facility at UK Headquarters in Staffordshire near Stone.

CUI Global’s president & CEO, William Clough commented, “We are very pleased with the progress across our business segments, and the combined results. Revenues increased 17% over the prior year comparable quarter and 9% versus the second quarter. In addition, earlier this month our UK energy subsidiary, Orbital Gas Systems Ltd., received and responded to the long-awaited RFQ for deployment of as many as 3,000 of our GasPT units from a large Italian natural gas transmission company.  We received additional purchase orders from a large UK natural gas pipeline company for IRIS kiosks to be produced at our new 46,000 square foot manufacturing facility, which we formally opened in September.”

“We are confident and excited about the opportunities ahead, building on a solid third quarter and the significant developments over the last year, including new partnerships, the CUI-Canada acquisition and the new Orbital Gas Systems, North America facility,” continued Mr. Clough. “These, together with the strength in the business and demand for our products, place us in a strong position as we enter the last quarter of the year.”

For the quarter ended September 30, 2015, CUI Global produced consolidated total revenues of $24.9 million and year-to-date total revenues of $64.8 million. Total revenues for the third quarter grew 9% sequentially from second quarter revenues of $23.0 million and 17% year-over-year, when compared to $21.4 million in the third quarter of 2014. For the third quarter, the power and electro-mechanical segment contributed revenues of $16.7 million and the gas segment contributed $8.2 million. For the year-to-date period, the power and electro-mechanical segment contributed revenues of $44.0 million and the gas segment contributed $20.7 million. The revenue increase during the three and nine months ended is primarily the result of revenues generated on products acquired with the acquisition of CUI-Canada, revenues through Orbital Gas Systems, North America and sales through the distribution channel customers.

The cost of revenues for the quarter ended September 30, 2015 was $15.5 million versus $13.4 million for the same period in 2014. The increase when compared to the third quarter of 2014 is primarily the result of increased revenues. The cost of revenues as a percentage of revenue for the three months ended September 30, 2015 decreased slightly to 62% from 63% during the prior-year comparative period. For the year-to-date period ended September 30, 2015, cost of revenues was $40.8 million, versus $34.8 million for the comparable period in 2014. The cost of revenues as a percentage of revenue for the year-to-date period ended September 30, 2015 increased to 63% from 60% during the prior year comparable period. The cost of revenues as a percentage of revenue will vary based upon the product mix sold during the period, the mix of natural gas systems sold during the period, contract labor necessary to complete gas related projects, and is also dependent upon the competitive markets in which the company competes as well as foreign exchange rates.

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Gross profit was $9.4 million, or 38% for the quarter ended September 30, 2015 versus $8.0 million, or 37% in the same period of 2014 and $23.9 million, or 37% for the year-to-date period versus $22.7 million, or 40% during the prior year. During the three and nine months ended September 30, 2015, the power and electro-mechanical segment generated gross profit margins of 39% and 38%, respectively, while the gas segment generated gross profit margins of 35% for both periods.

For the three months ended September 30, 2015, SG&A remained consistent at 32% as a percentage of revenues as compared with the prior-year comparable period. The dollar increase of $1.1 million is associated with the growth of our Power and Electromechanical segment, which included the operations of CUI-Canada, which was acquired in March 2015 and accounted for approximately $0.3 million of the increase. Also contributing to the increase are activities of Orbital Gas Systems, North America which opened in January 2015 and accounted for approximately $0.7 million of additional SG&A in the quarter. For the nine months ended September 30, 2015, SG&A as a percentage of revenue increased to 38% from 34% for the prior-year comparable period. The $5.0 million increase during the nine months ended September 30, 2015 is primarily associated with the addition of the SG&A activities of Orbital Gas Systems, North America, which accounted for approximately $3.1 million of additional SG&A in the period. In addition, the operations related to CUI-Canada, accounted for approximately $0.8 million of the increase in SG&A during the nine-month period. The remaining increases in SG&A during the three and nine months ended were associated with the ongoing activities to reach new customers, promote new product lines including Novum, Solus, GasPT, IRIS and VE-Probe, and new product introductions.

The company reported a net loss of $(0.1) million or $(0.00) per share (EPS) for the quarter ended September 30, 2015 compared with a net loss of $(0.3) million or $(0.02) per share in the prior year period.  For the nine months ended September 30, 2015, the company reported a net loss of $(4.6) million or $(0.22) per share compared with a loss of $(0.9) million or $(0.04) per share in the prior year period. The net loss for the three and nine months ended September 30, 2015 was primarily the result of increased selling, general and administrative expenses related to the opening of the Orbital Gas Systems, North America facility in January 2015 and the addition of CUI-Canada, Inc. in March 2015, as well as the ongoing amortization of intangible assets related to the Orbital Gas Systems Limited and CUI-Canada acquisitions.

The earnings before interest, taxes, depreciation and amortization (EBITDA) for the three and nine months ended September 30, 2015 were $0.6 million and $(2.3) million, respectively, or $0.03 and $(0.11) EBITDA per share, respectively. Adjusted EBITDA for the three and nine months ended September 30, 2015 was $1.0 million and $(1.3) million, respectively, or $0.05 and $(0.06) per share, respectively.

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The sales order backlog at September 30, 2015 was a consolidated $38.8 million. Of that, the power and electro-mechanical segment held a backlog of customer orders of approximately $23.5 million and the gas segment held a backlog of approximately $15.3 million.

As of September 30, 2015, CUI Global held cash and cash equivalents of $6.2 million, a decrease of $5.5 million since December 31, 2014. The company had additional short-term investments of $0.5 million, a decrease of $10.7 million since December 31, 2014. Operating activities generated negative cash flow from operations of $7.2 million during the nine months ended September 30, 2015, versus positive cash flow from operations of $1.2 million for the same period 2014. The change in cash used in operations is primarily the result of the net loss for the nine months ended September 30, 2015 before non-cash expenses as well as changes in assets and liabilities, particularly the assets and liabilities associated with the activities of Orbital Gas Systems North America and CUI-Canada, Inc. Further to the overall change in cash and cash equivalents and short term investments, the Company utilized $4.3 million to fund the acquisition of CUI-Canada, Inc. and $4.4 million to fund investments in property and equipment including the construction of the new manufacturing and research facility for Orbital Gas Systems, Limited in the UK.

Conference Call

The Company will conduct a conference call and webcast to review the results on Tuesday, November 10, 2015 at 9:00 AM ET (6:00 AM PT).

•	To access the call, please dial the toll free number at (888) 734-0328 and provide the Conference ID: 69146549. For international callers, please dial (678) 894-3054.

•	At the conclusion of the call, a replay will be available until November 21, 2015. To access the replay of the call dial (855) 859-2056 and provide the same Conference ID: 69146549.

•	A simultaneous webcast will also be available via the Company’s investor relations website at: http://www.cuiglobal.com/Investor-Relations

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Condensed Consolidated Balance Sheet

	September 30,	December 31,
(in thousands except share and per share data)	2015	2014
	(Unaudited)
Assets:
Current Assets:
Cash and cash equivalents	$6,236	$11,704
Short-term investments held to maturity	500	11,160
Trade accounts receivable, net of allowance of $258 and $254, respectively	14,400	9,980
Inventories, net of allowance of $476 and $394, respectively	11,060	6,841
Costs in excess of billings	2,310	1,889
Prepaid expenses and other	3,247	1,552
Total current assets	37,753	43,126

Property and equipment, less accumulated depreciation of $3,460 and $2,877 respectively	11,935	7,793
Goodwill	21,736	21,887
Other intangible assets, less accumulated amortization of $8,722 and $6,986, respectively	19,334	19,785
Investment - equity method	385	332
Deposits and other	66	131

Total assets	$91,209	$93,054

Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$5,514	3,834
Mortgage note payable, current portion	84	81
Capital lease obligation, current portion	46	33
Accrued expenses	4,112	3,161
Billings in excess of costs	2,404	3,624
Unearned revenue	3,406	1,622
Total current liabilities	15,566	12,355

Long term mortgage note payable, less current portion	3,460	3,523
Long term notes payable, related party	5,304	5,304
Capital lease obligation, less current portion	33	74
Derivative liability	645	600
Deferred tax liabilities, net	4,756	5,096
Other long-term liabilities	341	132

Total liabilities	30,105	27,084

Commitments and contingencies

Stockholders' Equity:
Common stock, par value $0.001; 325,000,000 shares authorized; 20,805,241 shares issued and outstanding at September 30, 2015 and 20,747,740 shares issued and outstanding at December 31, 2014	21	21
Additional paid-in capital	149,128	148,398
Accumulated deficit	(87,356)	(82,717)
Accumulated other comprehensive income (loss)	(689)	268
Total stockholders' equity	61,104	65,970
Total liabilities and stockholders' equity	$91,209	$93,054

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Condensed Consolidated Statement of Operations

(unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
(In thousands, except share and per share amounts)	2015	2014	2015	2014

Total revenue	$24,928	$21,377	$64,753	$57,491

Cost of revenues	15,548	13,369	40,830	34,782

Gross profit	9,380	8,008	23,923	22,709

Operating expenses:
Selling, general and administrative	7,941	6,843	24,522	19,487
Depreciation and amortization	673	1,066	2,317	3,195
Research and development	532	359	1,506	1,005
Bad debt	67	18	204	(60)

Total operating expenses	9,213	8,286	28,549	23,627

Income (loss) from operations	167	(278)	(4,626)	(918)

Other income (expense)	(305)	(8)	(116)	(29)
Interest expense	(109)	(127)	(318)	(380)

Loss before taxes	(247)	(413)	(5,060)	(1,327)

Income tax benefit	(188)	(64)	(421)	(424)

Net loss	$(59)	$(349)	$(4,639)	$(903)

Basic and diluted weighted average common and common equivalent shares outstanding	20,802,217	20,673,862	20,787,536	20,630,227

Basic and diluted (loss) per common share	$(0.00)	$(0.02)	$(0.22)	$(0.04)

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Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)	For the nine months ended September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,639)	$(903)
Adjustments to reconcile net (loss) to net cash provided by (used in) operating activities:
Depreciation	610	617
Amortization of intangibles	1,869	2,764
Amortization of investment premiums and discounts	15	53
Stock and options issued for compensation, royalties and services	740	1,517
Unrealized loss on derivative	45	92
Non-cash earnings on equity method investment	(53)	(56)
Provision for (credit to) bad debt expense and returns allowances	204	(35)
Deferred income taxes	(288)	(516)
Impairment of intangible asset	3	-
Inventory reserve	85	(56)
Loss on disposal of assets	-	5

(Increase) decrease in operating assets:
Trade accounts receivable	(4,767)	(1,333)
Inventory	(2,248)	(266)
Costs in excess of billings	(467)	544
Prepaid expenses and other current assets	(1,655)	(656)
Deposits and other assets	61	(5)
Increase (decrease) in operating liabilities:
Accounts payable	1,904	927
Accrued expenses	647	599
Unearned revenue	1,857	197
Billings in excess of costs	(1,146)	(2,266)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(7,223)	1,223

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of a business, net of contingent consideration	(4,285)	-
Purchase of property and equipment	(4,440)	(724)
Investments in other intangible assets	(226)	(120)
Purchase of short term investments held to maturity	-	(10,810)
Maturities of short term investments held to maturity	10,645	11,192
Receipts from deferred property grant	225	-
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	1,919	(462)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligations	(26)	(96)
Payments on notes and loans payable	(60)	(57)
NET CASH (USED IN) FINANCING ACTIVITIES	(86)	(153)

Effect of exchange rate changes on cash	(78)	(84)
Net (decrease) increase in cash and cash equivalents	(5,468)	524
Cash and cash equivalents at beginning of period	11,704	16,576

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,236	$17,100

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About CUI Global, Inc.
Delivering Innovative Technologies for an Interconnected World . . . . .

CUI Global, Inc. is a publicly traded company dedicated to maximizing shareholder value through the acquisition and development of innovative companies, products and technologies. From Orbital Gas Systems' advanced GasPT2 platform targeting the energy sector, to CUI Inc.’s digital power platform serving the networking and telecom space, CUI Global and its subsidiaries have built a diversified portfolio of industry leading technologies that touch many markets. As a publicly traded company, shareholders are able to participate in the opportunities, revenues, and profits generated by the products, technologies, and market channels of CUI Global and its subsidiaries. But most importantly, a commitment to conduct business with a high level of integrity, respect, and philanthropic dedication allows the organization to make a difference in the lives of their customers, employees, investors and global community.

For more information please visit www.cuiglobal.com

Important Cautions Regarding Forward Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.

Media Contact: CUI Global, Inc. Jeff Schnabel Main: 503-612-2300 press@cuiglobal.com	Outside IR contact: Stonegate Capital Partners, Inc. Casey Stegman 214-987-4121 casey@stonegateinc.com

Reconciliation of Non-GAAP Financial Measures
EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are non-GAAP financial measures and are reconciled in the table below. These non-GAAP financial measures do not represent funds available for management's discretionary use and is not intended to represent cash flow from operations. EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) should not be construed as a substitute for net loss or as a better measure of liquidity than cash flow from operating activities, which is determined in accordance with United States generally accepted accounting principles ("GAAP"). EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) exclude components that are significant in understanding and assessing the company's results of operations and cash flows. In addition, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are not terms defined by GAAP and as a result our measure of EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) might not be comparable to similarly titled measures used by other companies. However, EBITDA, Adjusted EBITDA and Adjusted Net Income (loss) are used by management to evaluate, assess and benchmark the company's operational results and the company believes EBITDA, Adjusted EBITDA, and Adjusted Net Income (loss) are relevant and useful information which are often reported and widely used by analysts, investors and other interested parties in the Company's industry. Accordingly, the Company is disclosing this information to permit a more comprehensive analysis of its operating performance, to provide an additional measure of performance and liquidity and to provide additional information with respect to the Company's ability to meet future debt service, capital expenditure and working capital requirements. Adjusted Net Income (loss) eliminates the amortization expenses associated with intangible assets acquired with Orbital Gas Systems Limited and CUI-Canada, as well as non-cash expenses associated with stock and stock options for compensation, royalties and services during the period.

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Reconciliation of EBITDA, Adjusted EBITDA and Adjusted Net Income (Loss)

	For the Three Months Ended		For the Nine Months Ended
(in thousands, except share and per share amounts)	September 30,		September 30,
	2015	2014	2015	2014
EBITDA:
Net (loss)	$(59)	$(349)	$(4,639)	$(903)
Plus: Interest expense	109	127	318	380
Plus: (Benefit) provision for taxes	(188)	(64)	(421)	(424)
Plus: Depreciation and amortization	725	1,126	2,479	3,381
EBITDA	$587	$840	$(2,263)	$2,434

Adjusted EBITDA:
Plus: Bad debt	67	18	204	(60)
Plus: Unrealized (gain) loss on derivative	93	(25)	45	92
Plus: Stock and options issued for compensation, royalties and services	206	990	740	1,517
Adjusted EBITDA	$953	$1,823	$(1,274)	$3,983

EBITDA per share	$0.03	$0.04	$(0.11)	$0.12
Adjusted EBITDA per share	$0.05	$0.09	$(0.06)	$0.19
Basic weighted average common and common equivalent shares outstanding	20,802,217	20,673,862	20,787,536	20,630,227

Adjusted net income (loss):
Net (loss)	$(59)	$(349)	$(4,639)	$(903)
Plus: Amortization expense of Orbital and CUI - Canada acquisition intangibles	359	793	1,453	2,376
Plus: Stock and options issued for compensation, royalties and services	206	990	740	1,517
Adjusted net income (loss)	$506	$1,434	$(2,446)	$2,990

Adjusted net income (loss) per common share	$0.02	$0.07	$(0.12)	$0.14
Basic weighted average common and common equivalent shares outstanding	20,802,217	20,673,862	20,787,536	20,630,227